Execution Copy

DEAN J. DOUGLAS

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of October 4, 2005, by and between LCC International, Inc., a Delaware corporation (the “Company”), and Dean J. Douglas (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer, and the Executive desires to accept such employment, on the terms set forth below.

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the date the Executive commences providing services to the Company (the “Service Commencement Date”) and ending on December 31, 2007, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 below (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”). The Term shall be subject to automatic two-year renewals unless either party notifies the other, in accordance with Section 10.4, of non-renewal at least 90 days prior to the end of the initial Term or any subsequent Term. For the purposes of this Agreement, including but not limited to Section 5 below, non-renewal of this Agreement by the Company or the Executive is deemed termination by the Company or the Executive, respectively. This Agreement shall automatically terminate and be of no effect if the Executive does not commence providing services to the Company within 90 days of the date hereof.

2. Duties. The Executive, in his capacity as President and Chief Executive Officer, shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the board of directors or similar governing body of the Company (the “Board”) (including the performance of services for, and serving on the Board of Directors of, any subsidiary or affiliate of the Company without any additional compensation). The Executive will be based at the Company’s headquarters, presently located in McLean, Virginia. The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided, however, that so long as such services or activities do not materially and adversely interfere with the Executive’s duties for the Company, with the approval of the Board (which approval will not be unreasonably withheld) the Executive (i) may serve in any capacity with any civic, educational, or charitable organization and (ii) may serve on other companies’ boards of directors or advisory boards provided such companies are not competitors of the Company. The Executive’s service on the board of directors or advisory boards of the companies listed on Exhibit A attached hereto has been approved by the Board. Any compensation received by the Executive for such services or activities shall not reduce the amounts of payments that the Executive is entitled to receive under this Agreement.

The Board may delegate its authority to take any action under this Agreement to the Compensation Committee of the Board (the “Compensation Committee”).

The Executive shall also serve as a member of the Board beginning on the Service Commencement Date and for so long as the Executive is employed by the Company unless earlier not reelected or removed by the stockholders of the Company. Upon termination of the Executive’s employment, the Executive shall immediately tender his resignation from the Board and any committees thereof on which he is serving at the time of such termination.

3. Compensation.

3.1 Salary. The Company shall pay the Executive during the Term a base salary at the rate of $375,000 per annum (the “Annual Salary”), payable semi-monthly and subject to regular deductions and withholdings as required by law. The Annual Salary may be increased annually by an amount as may be approved by the Board or the Compensation Committee, and, upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary for purposes of this Agreement.

3.2 Bonus. Commencing with the calendar year 2006, the Executive will be entitled to such bonuses as may be authorized by the Board (the “Annual Bonus”). The Executive’s target bonus amount will be 100% of the Annual Salary then in effect for each applicable year. The Executive’s actual Annual Bonus, if any, may be below, at, or above target based upon the achievement of individual and objective Company annual performance criteria established by the Compensation Committee. With respect to calendar year 2005, the Executive shall be entitled to an aggregate bonus of $175,000, of which $75,000 shall be paid on the Service Commencement Date (the “First 2005 Bonus Installment”) and $100,000 shall be paid at such time as the Company normally pays annual bonuses to its executives (the “Second 2005 Bonus Installment”).

3.3 Equity-Based Awards. Effective as of the date hereof, the Company has granted the Executive certain restricted stock units and options to purchase the Company’s Class A common stock, par value $.01 per share (the “Class A Stock”), pursuant to agreements dated the date hereof between the Company and the Executive (the “2005 Equity Incentive Agreements”). The Executive may from time to time be awarded such additional restricted stock units, additional share options or other equity-based awards as the Board or the Compensation Committee determines to be appropriate.

3.4 Benefits – In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs. except to the extent that this Agreement provides the Executive with more valuable benefits than the Company’s standard benefits and policies. Effective as of the Service Commencement Date, the Company and the Executive will enter into the Company’s Indemnity Agreement attached as Exhibit B to this Agreement (the “Indemnity Agreement”). During the Term, the Company shall maintain customary liability insurance for directors and officers and list the Executive as a covered officer.

3.5 Vacation. During the Term, the Executive shall be entitled to vacation of four (4) weeks per year.

3.6 Relocation Expenses. The Company shall reimburse the Executive for reasonable moving expenses, including costs of packing, transporting and storing personal property and temporary housing costs, and reasonable closing costs, including brokerage and mortgage fees, associated with the sale of one primary residence and the purchase of one primary residence (“Relocation Expenses”), provided that the Executive submits such expenses in accordance with applicable Company policies, provided further that the Company’s obligations hereunder shall not exceed $125,000.

3.7 Other Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.

4. Termination upon Death or Disability. If the Executive dies during the Term, the obligations of the Company to or with respect to the Executive shall terminate in their entirety except as otherwise provided under this Section 4. Upon the Disability (as defined below in this Section 4) of the Executive, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement; provided, that, the Company will have no right to terminate the Executive’s employment if, in the opinion of a qualified physician reasonably acceptable to the Company, it is reasonably certain that the Executive will be able to resume the Executive’s duties on a regular full-time basis within 90 days of the date the Executive receives notice of such termination. For purposes of this Section 4, “Disability” shall have the meaning assigned to it in the Company’s long-term disability plan, provided, that in the event the Executive is not covered by the Company’s long-term disability plan, “Disability” shall mean the Executive is unable to perform each of the essential duties of his position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months.

Upon death of the Executive or upon termination of the Executive’s employment by virtue of Disability (i) the Executive (or the Executive’s estate or beneficiaries, in the case of the death of the Executive) shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section 4) other than Annual Salary earned and unpaid under this Agreement prior to the Effective Date of the Termination, any bonus for the prior year not yet paid, and other benefits, including payment for accrued but unused vacation, earned and unpaid under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination) and the right to exercise any options vested as of the Effective Date of the Termination for a period of one year after the Effective Date of Termination and (ii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and there shall be no further rights with respect to the Executive hereunder (except as provided in Section 10.13). For purposes of this Section 4, the “Effective Date of the Termination” shall mean the date of death or the date on which a written notice of termination by virtue of Disability is given by the Company or any later date set forth in such notice of termination.

For the avoidance of doubt, the Executive acknowledges and agrees that the payments set forth in this Section 4 constitute the full amount of payment obligations of the Company for termination of the Executive’s employment during the Term pursuant to this Section 4.

5. Other Terminations of Employment.

5.1 Termination for Cause; Termination of Employment by the Executive Without Good Reason.

(a)	For purposes of this Agreement, “Cause” shall mean:

	(i) (ii)	the Executive’s commission of any felony; the Executive’s commission of an act of fraud or theft;

(iii) the continuing failure or habitual neglect by the Executive to perform the Executive’s duties hereunder;

(iv) any material violation of a material, published Company policy, including without limitation, the Company’s Corporate Standards of Conduct;

(v) any material violation by the Executive of the Executive’s covenants contained in Section 6, 7 or 8 below; or

(vi) the Executive’s material and willful breach of this Agreement.

Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Cause under clause (iii), (iv), (v) (only with respect to Section 8 of this Agreement) or (vi) above, the Executive shall have 30 days from the date written notice is given by the Company of such event or condition to cure such event or condition and, if the Executive does so, such event or condition shall not constitute Cause hereunder.

(b) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive:

(i) a material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially and adversely inconsistent with the Executive’s position or positions with the Company and its subsidiaries, or the removal of the Executive from such position, authority, duties and responsibilities;

(ii) a reduction in Annual Salary of the Executive except in connection with a reduction in compensation generally applicable to senior management employees of the Company;

(iii) a requirement by the Company that the Executive’s work location be moved more than 50 miles from the Company’s principal place of business in McLean, VA;

(iv) the Company’s material and willful breach of this Agreement; or

(v) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 10.8 (a) below.

For purposes of clause (i) above, the Executive’s position, authority, duties and responsibilities are deemed to be significantly reduced if (a) the Executive ceases to be the President and Chief Executive Officer of the Company or, following a Change in Control, is not employed as President and Chief Executive Officer of the acquiring company or (b) is not reelected or is removed from the Board of the Company or, following a Change in Control, is not elected to the board of directors of the acquiring company.

Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason and the Company has the ability to cure such event or condition, the Company shall have 30 days from the date on which the Executive gives the written notice thereof to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder. Further, an event or condition shall cease to constitute Good Reason one (1) year after the event or condition first occurs.

(c) The Company may terminate the Executive’s employment for Cause and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. If the Company terminates the Executive for Cause, (i) the Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section 5.1(c)) other than Annual Salary and other benefits, including payment for accrued but unused vacation (but excluding any bonuses), earned and unpaid under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination), (ii) the provisions of Section 5.3 shall apply and (iii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 10.13). For purposes of this Section 5.1(c), the “Effective Date of the Termination” shall mean the date on which a written notice of termination is given by the Company or any later date set forth in such notice of termination.

(d) The Executive may terminate his employment without Good Reason. If the Executive terminates the Executive’s employment with the Company without Good Reason: (i) the Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section 5.1(d)) other than Annual Salary and other benefits, including payment for accrued but unused vacation (but excluding any bonuses), earned and unpaid under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination), (ii) the provisions of Section 5.3 shall apply and (iii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 10.13). For purposes of this Section 5.1(d), the “Effective Date of the Termination” shall mean the date on which a written notice of termination is given by the Executive or any later date set forth in such notice of termination.

(e) In the event the Executive elects at any time not to renew this Agreement pursuant to Section 1 above or the Company elects not to renew this Agreement pursuant to Section 1 above after the Executive reaches age 66, (i) the Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section 5.1(e)) other than Annual Salary earned and unpaid under this Agreement prior to the Effective Date of the Termination, any bonus for any prior years not yet paid, any bonus earned with respect to the calendar year in which the Effective Date of Termination occurred, and other benefits, including payment for accrued but unused vacation, earned and unpaid under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination) and (ii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 10.13). For purposes of this Section 5.1(e), the “Effective Date of the Termination” shall mean the last day of the calendar year during which the Executive or the Company, as applicable, gave notice under Section 1.

5.2 Termination Without Cause; Non-Renewal by the Company Prior to Age 66; Termination for Good Reason. The Company may terminate the Executive’s employment at any time without Cause, for any reason or no reason, and the Executive may terminate the Executive’s employment with the Company for Good Reason. If the Company or the Executive terminates the Executive’s employment and such termination is not described in Section 4 above or Section 5.1 above or if the Company provides a notice of non-renewal of this Agreement prior to the Executive’s 66th birthday, (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination (as defined below in this Section 5.2) other than Annual Salary earned and unpaid under this Agreement prior to the Effective Date of the Termination, any bonus for the prior year not yet paid, and other benefits, including payment for accrued but unused vacation, earned and unpaid under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination), (ii) the Executive shall receive a cash payment equal to the Severance Payment (as defined below in this Section 5.2) payable no later than 30 days after the Effective Date of the Termination, (iii) if the Executive elects COBRA coverage, the Company shall continue to pay the difference between an amount equal to the Executive’s share of pre-termination group health plan costs and the cost of COBRA coverage for a period of 12 months following the termination of the Executive’s employment and (iv) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 10.13). The “Severance Payment” means 1 1/2 times the sum of: (i) the Executive’s Annual Salary in effect on the day of termination and (ii) the Executive’s target bonus for the calendar year in which the Effective Date of Termination occurs, or if no target bonus for such calendar year has been set on or prior to the Effective Date of Termination, the target bonus for the prior year, provided that, if the Effective Date of Termination occurs within 3 months prior to, or 18 months following, the occurrence of a Change in Control (as defined below in this Section 5.2), the Severance Payment means 2 times the aforesaid sum. For purposes of this Section 5.2, (i) the “Effective Date of the Termination” shall mean the date of termination specified in the Company’s or the Executive’s written notice of termination, as applicable, and (ii) a “Change in Control” shall be deemed to occur upon the consummation of (x) the sale of all or substantially all of the assets of the Company to another person, (y) a merger, consolidation or reorganization of the Company with one or more other persons where the Company is not the surviving person unless all or substantially all of the persons who were the beneficial owners, respectively, of the combined voting power of all classes of stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of all class of stock of the person resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such transaction or (z) a merger, acquisition or other transaction in which the Company is the surviving corporation that results in any person (other than persons who are holders of 5% or more of the stock of the Company at the time the transaction is approved by the shareholders and other than any affiliate) acquiring beneficial ownership of more than 50% of the combined voting power of all classes of stock of the Company, excluding any change in voting control arising as a result of the conversion of Class B common stock, par value $.01 per share, of the Company, to Class A Common Stock or any distribution by RF Investors, L.L.C. to any of its direct or indirect owners, investors or their respective affiliates (within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as amended).

5.3 Executive Reimbursement Obligations. In the event that the Executive’s employment is terminated by the Executive other than for Good Reason or by the Company for Cause, the Executive shall reimburse the Company (i) an amount equal to 100% of the aggregate amount of the Relocation Expenses and the Second 2005 Bonus Installment paid by the Company (and to the extent the Company has not yet paid all or any portion of the Relocation Expenses or the Second 2005 Bonus Installment it is obligated to pay, the Company shall be released from its obligation to pay such unpaid amount), in the event such termination of employment occurs on or prior to the six month anniversary of the Service Commencement Date or (ii) an amount equal to 50% of the aggregate amount of the Relocation Expenses and the Second 2005 Bonus Installment paid by the Company (and, to the extent that the Company has not yet paid all or any portion of an amount equal to 50% of the aggregate amount of the Relocation Expenses or the Second 2005 Bonus Installment it is obligated to pay, the Company shall be released from its obligation to pay such unpaid amount), in the event such termination of employment occurs between the day following the six month anniversary of the Service Commencement Date and the first anniversary of the Service Commencement Date. Any payments due from the Executive hereunder shall be payable no later than 30 days from the termination of the Executive’s employment. In addition, the Company shall be entitled in its sole discretion to offset any amounts owed by the Executive hereunder against any amounts owed by the Company to the Executive.

5.4 Nature of Payments. For the avoidance of doubt, the Executive acknowledges and agrees that the Company’s payment obligations set forth in this Section 5 constitute the full amount of payment obligations of the Company for termination of the Executive’s employment during the Term pursuant to this Section 5.

6. Noncompetition and Nonsolicitation.

6.1 Noncompetition. The Executive agrees with the Company that, during the Term of this Agreement and for one year thereafter (the “Restriction Period”), the Executive will not , directly or indirectly (whether as an officer, director, employee, consultant, agent, advisor, stockholder, partner, joint venturer, proprietor or otherwise): (i) engage in any Competing Activity (as defined below in this Section 6.1), (ii) solicit or hire for employment by any person that engages in any Competing Activity, or induce the termination of employment of, any employee or other personnel who is or was providing services to the Company or any of its subsidiaries at the time of, or within the six month period prior to the date of, such solicitation, hiring or inducement or (iii) take any action intended to cause any vendor, customer or business associate of the Company or any of its subsidiaries to terminate, sever, reduce or otherwise adversely alter its relationship with the Company or any of its subsidiaries, provided, however, nothing in this Agreement shall prohibit the Executive from serving as an executive, employee, consultant, agent or representative for a person which, directly or indirectly, engages in a Competing Activity in any jurisdictions so long as the Executive has no direct or indirect involvement with or responsibility for any subsidiary, division, business unit or business line that is engaged in the Competing Activity. For purposes of this Section 6, “Competing Activity” means the business of providing (i) wireless network technical consulting services, (ii) design or wireless network planning services (including, without limitation, radio frequency, fixed wireless, wireless IP and core network design, optimization and engineering services), (iii) wireless network deployment services (including, without limitation, program management, site acquisition, zoning, permitting, construction management and logistics services), (iv) wireless network post-deployment services (including, without limitation, optimization, technical planning and expansion services, but excluding tower leasing or tower management services), and (v) wireless network operations and maintenance services, in each case either on a turn-key basis or as a contractor for a client that outsources some or all of the forgoing functions, and any other activity in which the Company or any of its subsidiaries (or any of their successors) is engaged, whether through organic business expansion or acquisitions, at the time of the termination of the Executive’s employment.

6.2 Reasonable and Necessary Restrictions. The Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including, without limitation the Restriction Period, are reasonable, fair and equitable in terms of duration, scope and geographic area, are necessary to protect the legitimate business interests of the Company and are a material inducement to the Company to enter into this Agreement.

6.3 Forfeiture of Severance Payments. In the event the Executive breaches any provision of Section 6.1 above, in addition to any other remedies that the Company may have at law or in equity, the Executive shall promptly reimburse the Company for any Severance Payments received from, or payable by, the Company. In addition, the Company shall be entitled in its sole discretion to offset all or any portion of the amount of any unpaid reimbursements against any amount owed by the Company to the Executive.

6.4 Certain Permitted Activities. Notwithstanding anything in this Section 6 to the contrary, the Executive may (i) own, directly or indirectly, solely as a passive investment, securities of any person traded on any national exchange or automated quotation system if the Executive is not a controlling person of, or a member of a group which controls, such person, and does not, directly or indirectly, “beneficially own” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, without regard to the 60 day period referred to in Rule 13d-3(d)(1)(i)) 1.0% or more of any class of securities of such person and (ii) serve as a member of the board of directors or board of advisors of certain companies as approved by the Board pursuant to Section 2 above, either during, or following the termination of, the Executive’s employment with the Company.

7. Nondisclosure and Confidentiality.

7.1 Definition of Confidential Information. For purposes of this Agreement, the term "Confidential Information” shall mean all information or materials of a confidential or proprietary nature which the Executive receives during the course of his employment with the Company or through the use of any of the Company ‘s facilities or resources, including, without limitation, the following:

(i) All information or materials relating to any software program, hardware product or other product of the Company, including, without limitation, source and object codes, algorithms, schematics, flowcharts, logic diagrams, designs, coding sheets, techniques, specifications, technical information, test data, know-how, worksheets and related documentation and manuals;

(ii) All information or materials relating to the consulting, engineering and/or other services provided by the Company, including, without limitation, techniques, methodologies, know-how, instruction booklets, course materials, printouts, presentation materials, training aids and related documentation and manuals;

(iii) All information or materials relating to the business or operations of the Company, including, without limitation, business plans and strategies, financial information, marketing plans and studies, pricing practices, quoting procedures, computer system passwords and employee records;

(iv) All other information or materials relating to the business or activities of the Company which are not generally known to the public (including any information that is marked “Confidential” or “Proprietary”); and

(v) All information or materials received by the Company from any third party subject to a duty to maintain the confidentiality thereof and to use such information or materials only for certain limited purposes.

7.2 Nondisclosure of Confidential Information. The Executive acknowledges that in the course of his employment with the Company he will have access to Confidential Information. During the Executive’s employment with the Company and following the termination of such employment, except with the Company’s express written consent or as may otherwise be required by law or any legal process, the Executive shall not (i), directly or indirectly, disclose or reveal any Confidential Information to any third party, except as may be required or appropriate in connection with his carrying out his duties under this Agreement or (ii) use any Confidential Information for the benefit of any person other than the Company and its subsidiaries. The Executive shall retain all Confidential Information in strictest confidence and shall take all reasonable precautions to prevent the inadvertent or accidental disclosure of any Confidential Information.

7.3 Return of Confidential Information. The Executive agrees to return all Confidential Information in his possession (including any copies thereof) immediately: (i) upon the termination of his employment with Employer or (ii) at any time upon request by the Board.

8. Inventions.

8.1 Definitions of Inventions and Prior Inventions. For purposes of this Agreement, (i) the term “Inventions” means any invention, idea, improvement, process, design, software program code, logic diagrams, flow charts, decision charts, drawings, procedural diagrams, coding sheets, documentation manuals, technique, configuration, methodology, know-how, original work of authorship or other innovation or writing of any kind (whether or not patentable, copyrightable or subject to other legal protection) made, developed, conceived of or reduced to practice by the Executive, either alone or jointly with others, during the term of the Executive’s employment with the Company (whether or not made, developed, conceived or reduced to practice during the Executive’s normal working hours or while at the Company’s offices) which: (x) results from any work performed by the Executive for the Company, (y) relates to the Company’s business or its research and development activities or (z) is made with or using the Company’s equipment, supplies, facilities or Confidential Information and (ii) the term “Prior Invention” means any invention, idea, improvement, process, design, software program code, logic diagrams, flow charts, decision charts, drawings, procedural diagrams, coding sheets, documentation manuals, technique, configuration, methodology, know-how, original work of authorship or other innovation or writing of any kind (whether or not patentable, copyrightable or subject to other legal protection) made, developed, conceived of or reduced to practice by the Executive, either alone or jointly with others, prior to his employment with the Company.

8.2 Disclosure of Inventions; Assignment. The Executive hereby agrees: (i) to disclose all Inventions in writing to the Company and (ii) that all Inventions, including without limitation any copyrights on any Invention, are and shall be the sole and exclusive property of the Company, whether as “works for hire” or otherwise. The Executive hereby irrevocably assigns and transfers to the Company all the Executive’s right, title and interest in and to any and all Inventions and the ownership of any copyright in such Inventions (whether published on unpublished). The Executive agrees not to disclose any Invention to any third party without the Company’s prior written consent. The Executive agrees, at the Company’s request (whether during or after the term of the Executive’s employment with the Company) and at the Company’s expense, to (i) execute specific assignments in favor of the Company with respect to any Invention and (ii) execute such documents and perform such lawful actions as the Company deems necessary or advisable in order to enable the Company to procure, maintain and/or enforce any patent, copyright, trademark or other legal protection (whether in the United States or in any foreign country) relating to any Invention.

8.3 Moral Rights. The Executive hereby irrevocably and forever waives and agrees never to assert any moral rights which the Executive may have in any Invention (including, without limitation, any right of paternity or integrity, any right to claim authorship of such Invention, any right to object to any distortion, mutilation or modification of such Invention or any similar right, whether existing under any United States or any foreign law).

8.4 Prior Inventions. All Prior Inventions shall be excluded from the scope of this Agreement. Attached hereto as Exhibit C is a list of all Prior Inventions which relate in any manner to the Company ‘s business. The Executive hereby represents that such list is complete and that, if no such list is attached, the Executive has no such Prior Inventions.

9. Stock Purchase.

9.1 Application of the First 2005 Bonus Installment. The Executive hereby agrees that he will utilize the First 2005 Bonus Installment, net of any applicable withholding and other taxes payable by him with respect thereto, to purchase shares of Class A Stock on the open market. Such purchases shall be made promptly following such times after receipt by the Executive of the First 2005 Bonus Installment as the General Counsel of the Company shall inform the Executive that it is permissible for executives of the Company to engage in purchases and sales of the Class A Stock. The Executive agrees that he will structure his purchases to comply with the conditions set forth in Rule 10b-18(b) under the Securities Exchange Act of 1934, as amended.

10. Other Provisions.

10.1 Specific Performance. The Executive acknowledges that the obligations undertaken by such Executive pursuant to Sections 6, 7 and 8 above are unique and that the Company likely will have no adequate remedy at law if the Executive shall fail to perform any of such Executive’s obligations hereunder, and the Executive therefore confirms that the Company’s right to specific performance of the terms of Section 6, 7 and 8 above is essential to protect the rights and interests of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to sue in equity to have all obligations, covenants, agreements and other provisions of Sections 6, 7 and 8 above specifically performed by the Executive, and the Company shall have the right to seek preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of Section 6, 7 or 8 above by the Executive. The Executive hereby expressly waives the defense that a remedy in damages will be adequate for a default under Section 6, 7 or 8 above. The Executive hereby further acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising such remedies, and the Executive hereby waives any such requirement or condition.

10. 2 Severability. The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement. If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

10.3 Attorneys’ Fees. In the event of any legal proceeding relating to this Agreement or any term or provision thereof, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding.

10.4 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when received, if it is sent by facsimile communication during normal business hours on a business day, or one business day after it is sent by facsimile and received if sent other than during business hours on a business day, (iii) one business day after it is sent via a reputable overnight courier service, charges prepaid, or (iv) when received, if it is delivered by hand, in each case to the intended recipient as set forth below:

(i)	if to the Executive, to the address set forth in the records of the Company; and

(ii)	if to the Company,

LCC International, Inc

7925 Jones Branch Drive
McLean, VA 22102
Attention: General Counsel
Facsimile: (703) 873-2300.

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

10.5 Entire Agreement. This Agreement, together with the exhibits hereto and the 2005 Equity Incentive Agreements and the Indemnity Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between the Executive and the Company or its subsidiaries (or any predecessor of either).

10.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

10.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

10.8 Assignment.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. Without the written consent of the Company, the Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person; any purported unauthorized assignment by the Executive in violation hereof shall be null and void. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law. No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

10.10 No Duty to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

10.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

10.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

10.13 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4 through 9 above (to the extent necessary to effectuate the post-termination obligations set forth therein) and of this Section 10 shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

10.14 Existing Agreements. The Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant, confidentiality agreement or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

10.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.16 Parachute Provisions. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement or any equity agreements, including the 2005 Equity Incentive Agreements, is deemed to constitute a Parachute Payment (as defined below in this Section 10.16) alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then, in addition to any other benefits to which the Executive is entitled under this Agreement and any equity agreements, including the 2005 Equity Incentive Agreements, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 10.16 ) as if no excise taxes had been imposed with respect to Parachute Payments. The amount of any payment under this Section 10.16 shall be computed by a certified public accounting firm mutually and reasonably acceptable to the Executive and the Company, the computation expenses of which shall be paid by the Company. “Parachute Payment” shall mean any payment deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended. This Section 10.16 supersedes any conflicting provisions in any equity incentive agreements.

10.17 Certain Definitions. For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.

(b) A “business day” means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in New York City, New York.

(c) A “person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any court, administrative agency or commission or other governmental authority.

(d) A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

LCC INTERNATIONAL, INC.

By: /s/ Julie A. Dobson
Name: Julie A. Dobson
Title: Chairman of the Board of Directors

/s/ Dean J. Douglas
DEAN J. DOUGLAS

Exhibit A

Approved Membership on Boards of Directors and Advisory Boards

American Tower Corp. (NYSE: AMT) board of directors

BridgePort Networks, Inc. board of directors or advisory board

Exhibit B

Indemnity Agreement

Exhibit C

Prior Inventions

None.